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                                                                      EXHIBIT 12

                                     WAIVER
                                     ------

     Reference is hereby made to that certain 1997 Stock Option Plan for Non-Employee Directors (the "Option Plan"), which was authorized, subject to stockholder approval, by the Board of Directors of Sinter Metals, Inc. (the "Company") on February 3, 1997. The stockholders of the Company will vote on the Option Plan at the Company's Annual Meeting, to be held on May 15, 1997. Pursuant to the Option Plan, certain non-employee directors of the Company (the "Covered Directors") are eligible to receive options to purchase shares of Class A Common Stock of the Company (the "Options").

     In order to facilitate the Company's obligations under an Agreement and Plan of Merger between GKN Powder Metallurgy Holdings, Inc., GKN Powder Metallurgy, Inc. and the Company, dated as of April 29, 1997 (the "Merger Agreement"), the undersigned Covered Director hereby waives any right under the Option Plan to receive any grant of Options in fiscal 1997. This Waiver shall not constitute a waiver of the Covered Director's rights under the Option Plan in any year other than 1997.

     NOW, THEREFORE, the undersigned has caused this Waiver to be signed as of the 29th day of April, 1997.



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                                                       Non-Employee Director